EXHIBIT 99.2

DIRECTORS AND EXECUTIVE OFFICERS OF KINGSFORD RESOURCES LIMITED

PERSONS CONTROLLING KINGSFORD RESOURCES LIMITED

DIRECTORS AND EXECUTIVE OFFICERS OF HIGH RANK INVESTMENTS LIMITED

PERSONS CONTROLLING HIGH RANK INVESTMENTS LIMITED

DIRECTORS AND EXECUTIVE OFFICERS OF BETTER RISE INVESTMENTS LIMITED

PERSONS CONTROLLING BETTER RISE INVESTMENTS LIMITED

The name, business address, present principal employment and citizenship of each director of Kingsford Resources Limited are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Chunlin Wang	27/F, Pearl River Tower No. 15 West Zhujiang Road Guangzhou, Guangdong 510623 People’s Republic of China	Chief Executive Officer of CNinsure Inc.	China

Peng Ge	27/F, Pearl River Tower No. 15 West Zhujiang Road Guangzhou, Guangdong 510623 People’s Republic of China	Chief Financial Officer of CNinsure Inc.	China

Kingsford Resources Limited is held approximately 67.1% by High Rank Investments Limited, a company incorporated in the British Virgin Islands, and approximately 32.9% by Better Rise Investments Limited, a company incorporated in the British Virgin Islands.

High Rank Investments Limited is held 100% by Peng Ge. Peng Ge is the sole director of High Rank Investments Limited. (See above for the information on Peng Ge.)

Better Rise Investments Limited is held 100% by Chunlin Wang. Chunlin Wang is the sole director of Better Rise Investments Limited. (See above for the information on Chunlin Wang.)